U.S. ENERGY CORP.

877 North 8th West
Riverton, WY 82501 USA

Ph: (307) 856-9271
Fx: (307) 857-3050
www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES APPOINTMENT OF PRESIDENT AND CHIEF OPERATING OFFICER

ANNOUNCES $8.2 MILLION 2015 OIL & GAS CAPITAL EXPENDITURE BUDGET

REDUCES DEBT BY 25%

RIVERTON, Wyoming – December 15, 2014 – U.S. Energy Corp. (NASDAQ Capital Market: "USEG") (the "Company"), today announced the appointment of Mr. David Veltri as President and Chief Operating Officer ("COO") of the Company, effective January 1, 2015.  In addition, the Company announced the approval by its Board of Directors of an $8.2 million 2015 oil & gas capital expenditures ("CAPEX") budget and announced the reduction of its debt by 25%, from $8 million to $6 million.

Mr. David Veltri – President and COO

Prior to joining U.S. Energy Corp., Mr. Veltri was the Chief Operating Officer of Denver, Colorado based Emerald Oil, Inc.  While at Emerald, Mr. Veltri managed all aspects of oil and gas operations and supporting activities, including oversight of a three rig drilling program and field operations from well spud to sales, evaluation of acquisition targets including both producing properties and undeveloped leases, and was integral in converting Emerald from a non-operated position into an operator in North Dakota during his tenure.

Mr. Veltri has over 33 years of oil and gas industry experience with a major oil company and several independent oil companies, where he has managed and engineered all phases of upstream and mid-stream oil and gas operations, covering North Dakota, Wyoming, the Rocky Mountains, the Southern U.S., Mid-Continent, Louisiana, Texas and various international locations.  His previous roles include Vice President / General Manager of Baytex Energy USA Ltd., where he managed that company's transition in the Williston Basin from non-operator to an operated upstream oil and gas business with working interests in over 100,000 acres, 100 wells, a two-rig drilling program, completion operations and an active acquisition program.  Other previous roles include Production Manager at El Paso Exploration and Production Company, Vice President of Production and Drilling at Yuma Exploration and Production Company, Project Engineer at EOG Resources, and Vice President of Production and Engineering at Chesapeake Energy Corp.

Press Release
December 15, 2014

Mr. Veltri began his career in the oil and gas industry as a petroleum engineer for Amoco Production Company, and he received a Bachelor of Science in Mining and Engineering from West Virginia University.

2015 Oil and Gas Capital Expenditure Budget

On December 4, 2014, the Company's Board of Directors approved an $8.2 million oil and gas capital expenditure budget for 2015.  Under the approved budget, the Company currently plans to participate in the drilling of four wells located in South Texas during the year, comprised of two Eagle Ford wells with Contango Oil & Gas Company and two wells with U.S. Enercorp.  The formation targets with U.S. Enercorp are yet to be determined pending the evaluation of our recent drilling in the leasehold.

Currently, the Company has not allocated Capex for the development of our portfolio of drilling locations located in Williston Basin of North Dakota during 2015.  However, we will continue to monitor the economics of the basin and our drilling programs in particular, and if wells are proposed during the course of the year we could allocate additional funding for the drilling of these wells on a case-by-case basis.  We currently participate in fifty seven 1,280 acre units in North Dakota and all of these units are held by production.

Actual timing of drilling and completing wells and the anticipated number of gross and net wells to be drilled could vary in each of our prospects.  Amounts budgeted for each drilling program are subject to change based on a number of factors including, but not limited to, commodity prices, well costs, drilling and completion success, availability of capital and weather-related issues.  The Company plans to fund its budget from cash on hand, cash flow from operations, and borrowings under its secured revolving credit facility with Wells Fargo, as warranted.

Reserve Based Credit Facility

The Company has a reserve based credit facility with Wells Fargo Bank, National Association.  Currently, the maximum credit available under the credit facility is $100.0 million and the borrowing base under the facility is $24.5 million.  On December 10, 2014, the Company reduced its debt under the facility from $8 million to $6 million from cash on hand.

CEO Statement

"We are pleased to announce the addition of Mr. Veltri to our team of oil and gas professionals here at the Company.  Mr. Veltri brings a wide breadth of technical and operational expertise with an emphasis on the Williston Basin of North Dakota where he has managed all facets of oil and gas development for Emerald and Baytex Energy.  We plan to utilize his expertise as we look for opportunities to transition into an operator going forward," stated Keith Larsen, CEO of the Company.  "Additionally, we have announced a conservative drilling schedule during 2015 in light of the softened commodity price environment.  We will monitor our drilling commitments and development opportunities during the year and adjust our level of activity according to the markets.  If oil prices continue to soften or stay at current levels during the balance of 2015, we believe that the opportunity to act on accretive acquisitions will be

Press Release
December 15, 2014

significant.  We are well positioned to weather the current downturn in oil prices due to the fact that we are not over-levered.  We have a low level of debt relative to the size of the Company's drilling portfolio, with access to liquidity through our reserve based line of credit, as well as meaningful cash flow from operations," he added.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with oil and gas assets located primarily in North Dakota and Texas.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

Disclosure Regarding Forward-Looking Statements

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, the nature and amount of the Company's 2015 capital expenditures, drilling and development projects, potential acquisition opportunities and business strategy.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2013 and the Form 10-Q for the quarter ended September 30, 2014) all of which are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
 Reggie@usnrg.com